Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 24, 2009

iPath

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that are linked to the total return of a market index. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or early redemption¹, based on the performance of the index less investor fees. The iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN is designed to provide investors with a cost-effective investment in broad-based commodities as measured by the Dow Jones-UBS Commodity Index Total ReturnSM (the “Index”).

NOTE DETAILS INDEX COMMODITY GROUPS

Ticker DJP

Energy 34.64% Intraday indicative value ticker DJP.IV Agriculture 26.23% Indust Met 22.56% Bloomberg index ticker DJUBSTR

Precious Metals 10.78% CUSIP 06738C778 Livestock 5.79% Primary exchange NYSE Arca Yearly fee 0.75% Inception date 06/06/06 Maturity date 06/12/36 Index Dow Jones-UBS Commodity Index Total ReturnSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities Source: Dow Jones and UBS Securities LLC, as of 06/30/09. Subject to change. times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the

ISSUER DETAILS

principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The Barclays Bank PLC long-term, unsecured obligations* index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception S&P rating AA-date of the securities. Moody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath INDEX CORRELATIONS ETNs rely on the rating of their issuer, Barclays Bank PLC.

Dow Jones-UBS Commodity Index Total ReturnSM 1.00 * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should S&P GSCI™ Total Return Index 0.91 be evaluated independently of any other rating. A security rating is subject to revision or S&P GSCI™ Crude Oil Total Return Index 0.76 withdrawal at any time by the assigning rating organization, and there is no assurance that any S&P 500 Index 0.24 security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, Barclays Capital U.S. Aggregate Bond Index 0.07 suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

MSCI EAFE Index 0.39

Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI 06/04 - 06/09, based on monthly returns.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

Dow Jones-UBS Commodity Index Total ReturnSM -47.08 -8.30 -0.23 20.64 S&P GSCI™ Total Return Index -59.68 -15.18 -3.45 29.37 S&P GSCI™ Crude Oil Total Return Index -69.32 -20.31 -4.21 38.41 S&P 500 Index -26.21 -8.22 -2.24 15.50 Barclays Capital U.S. Aggregate Bond Index 6.05 6.43 5.01 3.63 MSCI EAFE Index -31.35 -7.98 2.31 19.45

* Based on monthly returns for 06/04 - 06/09. Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN

The Dow Jones-UBS Commodity Index Total ReturnSM was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Index was created using the following four main principles as goals: economic significance(as measured by liquidity data and dollar-weighted production data of a particular commodity), diversification, continuity and liquidity. The Index currently is composed of the prices of 19 exchange traded futures contracts on physical commodities.

TOP TEN CONTRACTS INCLUDED IN THE DOW JONES-UBS COMMODITY INDEX TOTAL RETURNSM*

COMMODITY TICKER WEIGHTING TRADING FACILITY COMMODITY GROUP

Oil - WTI Crude Oil Contract CL 18.16% NYM Energy Copper HG 9.70% LME Industrial Metals Gold GC 7.65% NYM Precious Metals Natural Gas NG 7.12% NYM Energy Soybeans S 6.65% CBT Agriculture Aluminum AD 6.33% LME Industrial Metals RBOB RB 5.55% NYM Energy Corn C 4.30% CBT Agriculture Sugar SB 3.94% NYF Agriculture Oil - No. 2 Heating Oil, NY HO 3.82% NYM Energy

Sources: Dow Jones, UBS Securities LLC as of 06/30/09. Subject to change.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as I0609 specified in the applicable prospectus. Commissions may apply and there are tax consequences in the - event of sale, redemption or maturity of Securities. Sales in the secondary market may result in

DJP significant losses.

BCY iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage 0909 commissions.

- BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained 0130 herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters iP -contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

“Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the Dow Jones-UBS Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or affiliates and none of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

©2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

Not FDIC Insured o No Bank Guarantee o May Lose Value

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